EXHIBIT 99.1

Pro-Forma Results for the Six Months ended June 30, 2005

The following financial information reflects the pro-forma consolidated statement of operations of Trico Marine Services, Inc. (the “Company”) for the six months ended June 30, 2005 prepared as if the financial reorganization occurred as of January 1, 2005. The pro-forma financial information reflects the consummation of our plan of reorganization, including the conversion of the Senior Notes into new common stock and the adoption of new accounting policies, which are discussed in more detail in Note 4 to the financial statements in Item 1 reported on Form 10-Q for the quarterly period ended June 30, 2005. This pro-forma consolidated statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included in the Company’s Form 10-Q for the quarterly period ended June 30, 2005.

The pro-forma consolidated statement of operations adjustments are based on available information and assumptions believed to be reasonable by management. The pro-forma financial information does not purport to present the results of operations of the Company had the reorganization occurred on the date specified (in thousands).

	Successor Company Period from March 15, 2005 through June 30, 2005	Predecessor Company Period from January 1, 2005 through March 14, 2005	Combined Actual results for the Six months ended June 30, 2005	Pro-forma Adjustments		Combined Pro-forma results for the Six months ended June 30, 2005
			(Unaudited)
Revenues:
Charter hire	$47,475	$29,869	$77,344	$—		$77,344
Amortization of non-cash deferred revenues	3,837	—	3,837	2,712	(a)	6,549
Other vessel income	55	17	72	—		72

Total revenues	51,367	29,886	81,253	2,712		83,965

Operating expenses:
Direct vessel operating expenses and other	26,962	16,217	43,179	1,277	(b)	44,456
General and administrative	7,021	4,030	11,051	31	(c)	11,082
Amortization of marine inspection costs	—	2,055	2,055	(2,055	)(b)	—
Depreciation and amortization expense	7,497	6,703	14,200	(1,462	)(d)	12,738
Impairment of long-lived assets	—	—	—	—		—
Loss on assets held for sale	—	—	—	—		—
Loss on sales of assets	(278)	2	(276)	—		(276)

Total operating expenses	41,202	29,007	70,209	(2,209)		68,000

Operating income	10,165	879	11,044	4,921		15,965

Reorganization costs	—	(6,659)	(6,659)	—		(6,659)
Gain on debt discharge	—	166,459	166,459	(166,459	)(e)	—
Fresh-start adjustments	—	(219,008)	(219,008)	219,008	(f)	—
Interest expense	(2,680)	(1,940)	(4,620)	—		(4,620)
Amortization of deferred financing costs	(112)	(50)	(162)	—		(162)
Loss on early retirement of debt	—	—	—	—		—
Other income (loss), net	(10)	5	(5)	—		(5)

Income (loss) before income taxes	7,363	(60,314)	(52,951)	57,470		4,519

Income tax expense	3,692	1,047	4,739	—		4,739

Net income (loss)	$3,671	$(61,361)	$(57,690)	$57,470		$(220)

(a)	Reflects the increase to amortization of non-cash deferred revenues to reflect the amount of amortization that would have been incurred if the reorganization occurred as of January 1, 2005.
(b)	Reflects the increase to operating expenses and reduction in amortization of marine inspection costs due to the change in accounting methods for marine inspection costs on the Exit Date.
(c)	Reflects the increase to general and administrative costs to recognize the equity-based compensation expense due to the adoption of SFAS 123R on the Exit Date.
(d)	Reflects a decrease in depreciation expense related to the pro forma application of negative goodwill to our long-lived assets and the estimation of new remaining useful lives on the Exit Date.
(e)	Eliminates the gain on debt discharge recognized on the Exit Date.
(f)	Eliminates the fresh-start adjustment expense recognized on the Exit Date.